Exhibit 99.1

For Immediate Release	Contact: Gene Bertcher
(972) 407-8400
NEW CONCEPT ENERGY, INC.
REPORTS 3rd QUARTER 2010 RESULTS
Dallas, Texas (Business Wire) November 15, 2010: New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported a net gain of $188,000 and a loss of $127,000 for the three and nine months ended September 30, 2010, as compared to a net gain of $49,000 and a loss of $12,000 for the comparable periods of 2009.
For the three and nine months ended September 30, 2010, the Company recorded oil and gas revenues of $349,000 and $950,000 as compared to $285,000 and $966,000 for the comparable periods of 2009. The changes in oil and gas revenue were due to changes in the price of oil and gas in the marketplace.
For the three and nine months ended September 30, 2010, the Company recorded revenues of $763,000 and $2,217,000 for the three and nine months ended September 30, 2010 from its retirement property compared to $685,000 and $2,121,000 for the comparable periods in 2009. The increase was a rise in the occupancy rate of the property from prior periods.
For the three and nine months ended September 30, 2010, the Company recorded oil and gas operating expenses of $320,000 and $992,000 as compared to $329,000 and $1,086,000 for the comparable periods of 2009.
For the three and nine months ended September 30, 2010, operating expenses and lease expense at the retirement property were $330,000 and $1,023,000 as compared to $293,000 and $1,016,000 for the comparable periods in 2009.
For the three and nine months ended September 30, 2010, corporate general and administrative expenses were $124,000 and $447,000 as compared to $169,000 and $666,000 for the comparable periods in 2009. The decrease is primarily due to decreased payroll costs and administrative overhead.
For the three and nine months ended September 30, 2010, interest income was $122,000 and $375,000 as compared to $138,000 and $432,000 for the comparable periods in 2009. The decrease is due to a reduction in the receivable on which interest is computed over the comparable periods.
For the three and nine months ended September 30, 2010 interest expense for the three and nine months ended September 30, 2010, was $31,000 and $93,000 as compared to $31,000 and $92,000 for the comparable periods in 2009.
The Company recorded other expense of $350,000 for the nine months ended September 30, 2010. In 2009, the Company was considering an association with an oil and gas company in South Texas that was operating under Chapter 11 of the bankruptcy code. During 2009, we invested $350,000 in the South Texas company through both a loan and other costs. In 2010, the bankruptcy court converted the bankruptcy filing to chapter 7 and ordered the liquidation of the South Texas company. It is unlikely our company will recover any of its investment.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands, except per share data)

	For the Three Months		For the Nine Months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Revenue
Oil and gas operations, net of royalties	$349	$285	$950	$966
Real estate operations	763	685	2,217	2,121

	1,112	970	3,167	3,087

Operating expenses
Oil and gas operations	320	329	992	1,086
Real estate operations	330	293	1,023	1,016
Lease expense	211	242	684	719
Corporate general and administrative	124	169	447	666
Accretion of asset retirement obligation	30	—	90	—

	1,015	1,033	3,236	3,487

Operating earnings (loss)	97	(63)	(69)	(400)

Other income (expense)
Interest income	122	138	375	432
Interest expense	(31)	(31)	(93)	(92)
Gain on sale of assets, net	—	—	10	—
Other income (expense), net	—	5	(350)	48

Income/(Expense)	91	112	(58)	388

Net income (loss) applicable to common shares	$188	$49	$(127)	$(12)

Net income (loss) per common share-basic and diluted	$0.10	$0.03	$(0.07)	$(0.01)

Weighted average common and equivalent shares outstanding — basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
	2010	2009
Assets

Current assets
Cash and cash equivalents	$134	$155
Accounts receivable from oil and gas sales	244	203
Note and interest receivable — related party	10,217	11.206
Other current assets	88	567

Total current assets	10,683	12,131

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	11,353	11,372

Property and equipment, net of depreciation
Land, buildings and equipment — oil and gas operations	1,316	1,337
Other	152	149

Total property and equipment	1,468	1,486

Other assets	173	132

Total assets	$23,677	$25,121

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — CONTINUED
(amounts in thousands, except share amounts)

	September 30,	December 31,
	2010	2009
Liabilities and stockholders’ equity

Current liabilities
Accounts payable — trade	$176	$154
Accrued expenses	1,283	2,711

Total current liabilities	1,459	2,865

Long-term debt
Notes payable	1,281	1,198
Asset retirement obligation	2,540	2,450
Other long-term liabilities	243	326

Total liabilities	5,523	6,839

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at December 31, 2009 and 2008	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,705)	(40.577)

	18,154	18,282

Total liabilities & equity	$23,677	$25,121